Exhibit 4.3

MANAGEMENT’S DISCUSSION & ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2025

(EXPRESSED IN US DOLLARS)

Table of Contents

Introduction	3
Forward-Looking Information	3
Overview	3
Corporate Highlights	4
Exploration	5
Qualified Person	7
Selected Information	7
Results of Operations	7
Summary of Quarterly Information	9
Liquidity and Capital Resources	10
Outstanding Share Data	11
Transactions with Related Parties	12
Off-Balance Sheet Arrangements	12
Critical Accounting Estimates	12
subsequent events	12
Financal Instruments	13
DISCLOSURE CONTROLS AND PROCEDURES AND INTERNAL CONTROLS OVER FINANCING REPORTING	14
Other Information	14

Scorpio Gold Corporation

MANAGEMENT DISCUSSION AND ANALYSIS

For the Year Ended December 31, 2025

Introduction

This Management’s Discussion and Analysis (the “MD&A”) has been prepared to provide material updates and analysis of the business operations, financial condition, financial performance, cash flows, liquidity, and capital resources of Scorpio Gold Corporation and its subsidiaries (“Scorpio Gold” or the “Company”) for the year December 31, 2025, is prepared as at April 23, 2026. This MD&A should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2025, and the supporting notes. Those audited consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”). All financial amounts are stated in US dollars unless stated otherwise. Additional information relating to the Company is filed on SEDAR+ at www.sedarplus.ca.

Forward-Looking Information

This MD&A may include or incorporate by reference certain statements or disclosures that constitute “forward-looking information” under applicable securities laws. All information, other than statements of historical fact, included or incorporated by reference in this MD&A that addresses activities, events or developments that Scorpio Gold or its management expects or anticipates will or may occur in the future constitute forward-looking information. Forward-looking information is provided through statements that are not historical facts and are generally, but not always, identified by the words “expects”, “plans”, “anticipates”, “believes”, “intends”, “estimates”, “projects”, “potential” and similar expressions, or that events or conditions “will”, “would”, “may”, “could” or “should” occur or continue. These forward-looking statements are based on certain assumptions and analyses made by Scorpio Gold and its management in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances.

Although Scorpio Gold believes such forward-looking information and the expectations expressed in them are based on reasonable assumptions, investors are cautioned that any such information and statements are not guarantees of future realities and actual realities or developments may differ materially from those projected in forward-looking information and statements. Whether actual results will conform to the expectations of Scorpio Gold, the Company is subject to a number of risks and uncertainties, including those risk factors discussed under “Risk Management” in the above documents incorporated herein by reference. In particular, if any of the risk factors materialize, the expectations and the predictions based on them may need to be re-evaluated. Consequently, all of the forward-looking information in this MD&A and the documents incorporated herein by reference is expressly qualified by these cautionary statements and other cautionary statements or factors contained herein or in documents incorporated by reference herein, and there can be no assurance that the actual results or developments anticipated by Scorpio Gold will be realized or, even if substantially realized, that they will have the expected consequences for Scorpio Gold.

Forward-looking statements are based on the beliefs, estimates and opinions of the Company’s management on the date the statements are made. Unless otherwise required by law, Scorpio Gold expressly disclaims any intention and assumes no obligation to update or revise any forward-looking statements in the event that management’s beliefs, estimates or opinions, or other factors, should change, whether as a result of new information, future events or otherwise, and Scorpio Gold does not have any policies or procedures in place concerning the updating of forward-looking information other than those required under applicable securities laws. Accordingly, readers should not place undue reliance on forward-looking statements or forward-looking information.

Overview

Scorpio Gold was incorporated under the Business Corporations Act (British Columbia). The Company is a reporting issuer in the provinces of British Columbia and Alberta. Scorpio Gold is listed on the TSX Venture Exchange (the “TSX-V”) under the trading symbol SGN. The Company and its subsidiaries conduct mining exploitation, exploration and development activities in the United States of America (“USA”).

Scorpio Gold Corporation

MANAGEMENT DISCUSSION AND ANALYSIS

For the Year Ended December 31, 2025

Corporate Highlights

●	Private Placements

On January 22, 2024, and February 23, 2024, the Company completed two tranches of a private placement for a total of 36,800,000 units at a price of C$0.15 for gross proceeds of $4,089,873 (C$5,520,000). Each unit consisted of one common share and one share purchase warrants. Each share purchase warrants entitles its holder to purchase one additional common share at an exercise price of C$0.20 for a period of two years following the closing of the private placement.

On October 3, 2024, the Company completed a private placement for a total of 20,858,666 shares at a price of C$0.12 for gross proceeds of $1,849,178 (C$2,503,040).

In April 2025, the Company completed a non-brokered private placement for a total of 88,375,000 shares at a price of C$0.08 for gross proceeds of $4,968,222 (C$7,070,000). The Company issued 2,864,850 finders’ warrants, with each warrant exercisable into one common share of the Company at C$0.08 per share for a period of one year.

On September 3, 2025, the Company completed a non-brokered private placement for a total of 32,000,000 shares at a price of C$0.25 for gross proceeds of $5,800,992 (C$8,000,000).

●	Shares for debt settlement

On September 11, 2024, 18,950,411 common shares were issued to extinguish the convertible notes owed by the Company. The shares were values at C$0.12 per share which is the market price as of the issuance date. The total value of the shares is $1,601,989.

On April 2, 2025, the Company issued 2,149,174 shares to a creditor at a deemed price of C$0.09 per share to settle debts of $134,118.

●	Sales of Mineral Ridge Gold, LLC

On July 16, 2025, the Company, through its wholly-owned subsidiary, Scorpio Gold (US) Corporation (“Scorpio US”), entered into a definitive agreement (the "Agreement") with an arm’s length third party (the “Purchaser"), for the sale of Mineral Ridge Gold, LLC (“MRG”), a wholly-owned subsidiary of Scorpio US (the “Transaction”).

Under the terms of the Agreement, the Purchaser will acquire all membership interests in MRG, along with the related unpatented mining claims comprising MRG’s Mineral Ridge project located in Esmeralda County, Nevada (the "Project"), for an aggregate cash purchase price of $7,500,000. $700,000 of the purchase price will be advanced by the Purchaser as a non-refundable deposit to the Company by August 7, 2025 (received). $4,300,000 is due upon closing, which is expected to occur no later than August 25, 2025 (received). On completion of the Transaction, $1,500,000 of the purchase price will be retained in escrow as an indemnification holdback, with such funds being released to the Company on the 3-month (as to 50%, received) and 9-month (as to 50%) anniversaries of the closing date, as well as an additional $1,000,000 to be paid on the 12-month anniversary of the closing date, by the Purchaser to the Company. The Purchaser will also replace or assume the reclamation bond obligations of the Company and Scorpio US related to the Project. Certain assets associated with the Project will be retained by the Company and transferred to its subsidiary, Scorpio US, in advance of closing.

On August 25, 2025, the Transaction was closed.

Scorpio Gold Corporation

MANAGEMENT DISCUSSION AND ANALYSIS

For the Year Ended December 31, 2025

●	Betty East Option

On January 14, 2026, the Company and Primus Resources L.C. (the “Optionor”) entered into a Property Option Agreement, according to which, the Company is granted the option to acquire 100% of thirty-two unpatented lode mining claims known as the Betty East Property, located in Nye County, Nevada (the “Property”), by making staged cash and share payments totaling $900,000, issuing 950,000 common shares of the Company, and incurring an aggregate of $1,000,000 in exploration expenditures on the Property over five years, as follows:

●	Pay $30,000 (paid) and issue 100,000 shares (issued) within five days following the later of the January 14, 2026 (the “Effective Date”) and January 22, 2026, the date on which the Company receives TSX Venture Exchange approval of the Agreement;
●	Pay $30,000 and issue 100,000 Shares on or before the 1st anniversary of the Effective Date;

●	Pay $30,000, issue 150,000 shares and incur $150,000 in exploration expenditures on or before the 2nd anniversary of the Effective Date;

●	Pay $50,000, issue 150,000 shares and incur $200,000 in exploration expenditures on or before the 3rd anniversary of the Effective Date;

●	Pay $50,000, issue 200,000 shares and incur $250,000 in exploration expenditures on or before the 4th anniversary of the Effective Date; and

●	Pay $710,000, issue 250,000 shares and incur $400,000 in exploration expenditures on or before the 5th anniversary of the Effective Date.

Upon the exercise of the Option, the Optionor will be granted a 2% net smelter returns royalty (the “NSR Royalty) on the Property, with the Company retaining the right to buy back one-half (1%) of the NSR Royalty by paying the Optionor an amount equal to the value of 500 ounces of .999 fine gold.

●	Sales of mill assets in Goldwedge LLC

In February 2026, the Company’s wholly-owned subsidiary, Goldwedge, entered into an asset purchase agreement (the "Agreement") with Manhattan Metals Corp. ("Manhattan Metals") pursuant to which Goldwedge has agreed to sell the assets comprising its Manhattan Mill (the "Mill") in Nye County, Nevada (the "Sale Transaction").

The Manhattan Mill is a permitted mineral processing facility located on patented mining claims in the historic Manhattan mining district of Nye County, Nevada.

Pursuant to the Agreement, in exchange for C$750,000 in cash, Goldwedge has agreed to sell to Manhattan Metals the assets comprising the Mill. In connection with the sale, Manhattan Metals has been granted the right to relocate the Mill to a site of its choosing within 15 months of the closing of the Sale Transaction.

This Sale Transaction is an at arm’s length transaction. William Sheriff, a director of the Company, is also a director of Manhattan Metals, which is not considered a related entity.

Exploration

Goldwedge property and mill (Nevada, USA)

The Company holds a 100% interest in the consolidated Manhattan District in Nevada comprising the advanced exploration-stage Goldwedge property in Manhattan, Nevada with a fully permitted underground mine and a 400 ton per day mill facility.

Scorpio Gold Corporation

MANAGEMENT DISCUSSION AND ANALYSIS

For the Year Ended December 31, 2025

Manhattan property (Nevada, USA)

The Company holds a 100% interest in the Manhattan Property, situated adjacent and proximal to the Goldwedge property.

Capitalized exploration expenditure

During the year ended December 31, 2025 and 2024, the Company capitalized the following exploration expenditures on Manhattan property:

	Year ended December 31, 2025	Year ended December 31, 2024
Exploration expenditure	$	$
Assay	283,151	152,517
Contractors and labour	469,966	656,585
Data	165,319	—
Drilling	3,667,971	—
Field and logic	663,973	266,467
Fuel	41,621	41,218
General and administration and supplies	446,803	255,096
Geological	163,790	—
Permits, licenses, property tax	245,797	—
Total	$6,148,391	$1,371,883

Mineral Ridge property (Nevada, US)

The Company held 100% interest in the Mineral Ridge gold project located in Esmeralda Country, Nevada.

The Company suspended mining operations of its Mineral Ridge mine in November 2017 as the Company had mined all of its economical mineral reserves based on gold pricing and heap leach recovery parameters. In December 2021, the Company determined that operating the heap leach pads was not economic and so ceased operations at Mineral Ridge.

On July 16, 2025, the Company, through its wholly-owned subsidiary, Scorpio Gold (US) Corporation (“Scorpio US”), entered into a definitive agreement (the "Agreement") with an arm-length third party (the “Purchaser"), for the sale of Mineral Ridge Gold, LLC (“MRG”), for gross proceeds of $7,500,000. On August 25, 2025, the transection is closed.

Northstar property (Nevada, US)

The Company acquired the Northstar property in connection with the acquisition of Altus Gold Corp. (see “Corporate Highlights”).

Altus entered into a property option agreement (the “Northstar Agreement”) with Guardian Angel LLC and Silver Spartan LLC (collectively the “Northstar Optionors”), and Altus Capital Partners Inc. (the “Altus Capital”) granted an exclusive option to acquire a 90% undivided interest in unpatented lode mining claims located in Esmeralda County (the “Esmeralda Property”) and right of first offer to acquire the claims located in Esmeralda County, Nevada (the “ROFR Claims”).

Pursuant to the Northstar Agreement, the Company is required to make:

●	A total cash payment of $60,000, which was paid by Altus prior to the Transaction;

Scorpio Gold Corporation

MANAGEMENT DISCUSSION AND ANALYSIS

For the Year Ended December 31, 2025

●	Cash payments in amounts equal to the gold price for 599.5 oz of gold;

●	Issue 12,000,000 common shares of Altus Gold or the Company of which 3,000,000 common shares were issued by Altus prior to the Transaction and 4,000,000 common shares were issued by the Company on April 10, 2024; and

●	Incur $1,900,000 in exploration expenditures on the project.

The agreement is subject to a 2% net smelter royalty to the Northstar Optionors.

The Company is default on cash payment under the option agreement. As a result, the option agreement was terminated, and the Company wrote off the Northstar property as of December 31, 2024.

Qualified Person

The technical information contained within this MD&A has been reviewed and approved by Thomas Poitras, P.Geo., a Qualified Person as defined by National Instrument 43-101 (NI 43-101).

Selected Information

	For the year ended
	December 31, 2025**	December 31, 2024*	December 31, 2023
	$	$	$
Net income (loss) for the year	3,105,915	(15,251,517)	(2,273,057)
Comprehensive income (loss) for the year	3,177,691	(14,770,051)	(2,273,057)
Basic earnings (loss) per share	0.01	(0.17)	(0.10)
Diluted earnings (loss) per share	0.01	(0.17)	(0.10)

As at	December 31, 2025	December 31, 2024	December 31, 2023
	$	$	$
Working capital (deficiency)	8,206,299	(2,300,931)	(5,657,088)
Total assets	22,190,994	17,128,077	14,689,068
Total liabilities	2,874,579	16,778,990	11,918,730
Share capital	87,127,627	72,069,324	61,242,411
Deficit	(77,857,995)	(80,963,910)	(65,712,393)

*During the year ended December 31, 2024, the Company recorded an impairment of exploration and evaluation assets of $11,801,178.

** During the year ended December 31, 2025, the Company recorded a gain of $9,158,869 on the disposal of subsidiary.

Results of Operations

Year Ended December 31, 2025, and 2024

The Company reported a net income of $3,105,916 for the year ended December 31, 2025, compared with a net loss of $15,251,517 for the year ended December 31, 2024.

The net income of the year ended December 31, 2025 is due to that the Company recorded a gain on disposal of MRG of $9,158,869 (2024 - $Nil). Also, during the year ended December 31, 2025, the Company recorded a gain settlement of debts of $14,404 (2024 - $1,395,297).

Scorpio Gold Corporation

MANAGEMENT DISCUSSION AND ANALYSIS

For the Year Ended December 31, 2025

The following significant items caused the expense difference between the year ended December 31, 2025 and 2024:

●	Share based compensation of $1,313,187 (2024 - $514,309) on amortization of stock options (2025 – 10,150,000; 2024 – 8,300,000) and restricted share units (2025 – 7,930,000; 2024 – 900,000) granted to directors, officers, consultants and employees during the year ended December 31, 2025 and 2024.

●	During the year ended December 31, 2025, the Mineral Ridge projects were in care and maintenance. Expenditures on Mineral Ridge totalled $943,666 (2024 - $1,639,870) and Goldwedge totalled $427,339 (2024 - $466,845). The lower maintenance costs of Mineral Ridge is due to the Company disposing the subsidiary as of August 25, 2025.

●	General and administrative expenses totaled $3,182,779 for the year ended December 31, 2025, comparable to $1,710,259 for the year ended December 31, 2024. The increase is due to more financing and market activities during the current year.

●	Finance costs totaled $402,875 for the year ended December 31, 2025, reduced from $644,362 for the year ended December 31, 2024, due to the settlement of convertible debentures.

General and administrative expenses of $3,182,779 (2024 - $1,710,259) increased significantly due to the increased activities after the acquisition of Altus in February 2024:

●	Consultants of $801,743 (2024- $428,683) are related to consulting fees paid strategy developing and geological technical matters.

●	Management fees of $507,654 (2024- $172,355) are related to consulting fees and bonus paid to the management. The management fees are increased due to higher volume of activities.

●	Insurance, office and miscellaneous of $156,635 (2024 - $136,610) were consistent.

●	Investor relations of $985,553 (2024 - $375,371) is due to increased equity financing activities, the Company’s market campaigns and activities.

●	Professional fee of $437,353 (2024 - $257,331) increased due to the disposal of Mineral Ridge, preparation of base shelf prospectus and listing at Nasdaq.

●	Travel expenses of $209,742 (2024 - $77,533) was mainly due to frequent trips of management and geologists from Vancouver to Nevada to visit mineral properties for operations, and also more marketing and conference trips to United States and Europe.

Three Months Ended December 31, 2025, and 2024

The Company reported a net loss of $2,162,642 for the three months ended December 31, 2025, compared with $13,581,907 for the three months ended December 31, 2024.

The significant loss in the comparative three months ended December 31, 2024 is due to the Impairment of exploration and evaluation of $11,801,178 which consists of write-off of Northstar property of $3,730,034 due to default on option payment and $8,071,144 of Mineral Ridge Property that arose from the remeasurement of asset retirement obligation.

Scorpio Gold Corporation

MANAGEMENT DISCUSSION AND ANALYSIS

For the Year Ended December 31, 2025

The following significant items caused the expense difference between the three months ended December 31, 2025 and 2024:

●	Share based compensation of $700,146 (2024 - $514,309) amortization of stock options (2025 – 10,150,000; 2024 – 8,300,000) and restricted share units (2025 – 7,930,000; 2024 – 900,000) granted to directors, officers, consultants and employees during the year ended December 31, 2025 and 2024.

●	Impairment of property, plant and equipment of $Nil (2024 - $222,871) was due to revaluation of property, plant and equipment.

●	Care and maintenance expenditures of $71,399 (2024 - $530,922). The decrease is due to the disposal of Mineral Ridge on August 25, 2025.

●	General and administrative expenses totaled $1,255,793 for the three months ended December 31, 2025, compared to $356,338 for the three months ended December 31, 2024. The increase is due to increased equity activities and focus on Goldwedge exploration and drilling activities.

Summary of Quarterly Information

The quarterly results for the last eight quarters are summarized below:

	Three months ended
	December 31, 2025	September 30, 2025***	June 30, 2025	March 31, 2025
	$	$	$	$
Revenue	—	—	—	—
Net income (loss)	(2,162,642)	7,624,167	(1,291,874)	(1,067,735)
Comprehensive income (loss)	(2,116,075)	7,559,077	(1,224,370)	(1,091,858)
Basic and diluted income (loss) per share	(0.01)	0.03	(0.01)	(0.01)

	Three months ended
	December 31, 2024**	September 30, 2024*	June 30, 2024	March 31, 2024
	$	$	$	$
Revenue	—	—	—	—
Net income (loss)	(13,502,697)	458,578	(1,308,547)	(898,851)
Comprehensive income (loss)	(13,984,163)	458,578	(1,308,547)	(898,851)
Basic and diluted income (loss) per share	(0.10)	0.00	(0.01)	(0.02)

* During the three months ended September 30, 2024, the Company recorded a gain on settlement of convertible notes of $1,542,516.

** During the three months ended December 31, 2024, the Company recorded impairment of exploration and evaluation assets of $11,801,178.

*** During the three months ended September 30, 2025, the Company recorded a gain on disposal of subsidiary of $9,158,869.

Scorpio Gold Corporation

MANAGEMENT DISCUSSION AND ANALYSIS

For the Year Ended December 31, 2025

Liquidity and Capital Resources

As of December 31, 2025, the Company had a working capital of $8,206,299 (December 31, 2024 – deficiency of $2,300,931) including cash of $8,337,777 (December 31, 2024 – bank overdraft of $5,042).

●	Operating activities

Cash used in operating activities comprises primarily of cash spent on administrative overhead costs to support care and maintenance activities. During the year ended December 31, 2025, the Company used $5,289,641 (2024 - $4,355,971) of cash in operating activities.

●	Investing activities

During the year ended December 31, 2025, the Company received net proceeds of $5,756,071 (2024 - $Nil) from the sale of MRG, incurred $5,571,182 (2024 - $1,090,518) of exploration expenditures, prepaid exploration advance of $341,350 (2024 - $Nil), purchased $254,957 (2024 - $Nil) of equipment and vehicle, and received $79,950 (2024 - $Nil) proceeds from sales of equipment.

During the comparative year ended December 31, 2024, the Company paid additional reclamation bond of $1,212,959.

●	Financing activities

During the year ended December 31, 2025, the Company received net proceeds from private placements of $10,568,752 (2024 - $5,853,973), and $3,755,382 (2024 - $43,758) from warrant exercises, and repaid loan of $547,917 (2024 - $519,101).

During the comparative year ended December 31, 2024, the Company received loan proceeds of $992,790.

The following table summarizes the discussion on how the Company used the proceeds of its financings completed and received during the years ended December 31, 2024 and 2025:

Financing Details	Funds Raised	Use of Proceeds
Private placement of units completed on January 22, 2024	Gross proceeds of C$957,745	General working capital purposes
Private placement of units completed on February 23, 2024	Gross proceeds of C$4,562,255	Property maintenance and further exploration and development of the Mineral Ridge Project and Goldwedge Manhattan Projects, as well as for general working capital purposes
Private placement of Common Shares completed on October 3, 2024	Gross proceeds of C$2,503,040	Property maintenance and further exploration and development of the Mineral Ridge and Goldwedge Manhattan Projects, as well as for general working capital
Private placement of Common Shares completed on April 1, 2025	Gross proceeds of C$5,366,588	Property maintenance and further exploration and development of the Mineral Ridge and Goldwedge Manhattan Projects, as well as for general working capital
Private placement of Common Shares completed on April 22, 2025	Gross proceeds of C$1,703,412	Property maintenance and further exploration and development of the Mineral Ridge and Goldwedge Manhattan Projects, as well as for general working capital
Private placement of Common Shares completed on September 3, 2025	Gross proceeds of C$8,000,000	Property maintenance and further exploration and development of the Goldwedge Manhattan Projects, as well as for general working capital

Scorpio Gold Corporation

MANAGEMENT DISCUSSION AND ANALYSIS

For the Year Ended December 31, 2025

While the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company. These material uncertainties may cast significant doubt upon the Company’s ability to continue as a going concern.

Outstanding Share Data

Authorized Capital

Unlimited number of common shares without par value.

Issued and outstanding common shares as at the date of this MD&A

302,589,194 common shares

Outstanding restricted share units as at the date of this MD&A

7,930,000 RSUs to directors, officers, and employees of the Company. The RSUs will be vested 25% at each anniversary until July 25, 2029.

Outstanding stock options as at the date of this MD&A

Expiry date	Exercise price (CA$)	Options outstanding
November 10, 2027	0.41	278,341
July 16, 2029	0.15	1,543,750
July 16, 2030	0.15	1,000,000
October 28, 2028	0.135	4,300,000
October 28, 2028	0.15	350,000
July 25, 2030	0.25	8,600,000
September 30, 2030	0.405	250,000
October 21, 2028	0.35	400,000
November 28, 2030	0.38	900,000
January 16, 2031	0.37	6,465,000
March 30, 2031	0.39	200,000
April 10, 2031	0.35	1,700,000
Total		25,987,091

Outstanding warrants as at the date of this MD&A

Expiry date	Exercise price (C$)	Warrants outstanding and exercisable
May 29, 2026	0.25	512,500
October 30, 2026	0.25	10,000
December 13, 2026	0.25	1,950,000
		2,472,500

Scorpio Gold Corporation

MANAGEMENT DISCUSSION AND ANALYSIS

For the Year Ended December 31, 2025

Transactions with Related Parties

Compensation of key management personnel and directors

Key management includes members of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, and the Corporate Secretary.

During the year ended December 31, 2025, compensation incurred to the key management are as follows:

●	Chief Executive Officer, Zayn Kalyan - $242,249 (December 31, 2024 - $72,971)

●	Chief Financial Officer, Andrea Yuan– $109,691 (2024 – $Nil);

●	Director, Executive Technical Director, Leo Hathaway - $152,458 (2024 – $Nil);

●	Director, consulting fee, Michael Townsend - $30,062 (2024 - $Nil);

●	Former Chief Financial Officer, Chirstopher Richards – $3,256 (2024 – $50,623);

●	Former Chief Financial Officer, Alnesh Mohan – $Nil (2024– $48,759);

●	General Manager, the spouse of the Company’s COO, Diane Zerga – $Nil (2024 – $97,836);

●	5,350,000 (2024 – 2,300,000) stock options and 7,750,000 (2024 – 250,000) restricted share units granted to directors and officers were valued at 2,329,421 (2024 - $224,774) at the grant date, of which $807,723 was recorded in the statement of loss and comprehensive loss during the year ended December 31, 2025 (December 31, 2024 - $103,353).

Amounts due to related parties

Included in trade and other payables as of December 31, 2025 is $20,673 (December 31, 2024 – $12,037) due to key management for director fees and the reimbursement of expenditures.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Critical Accounting Estimates

The preparation of the consolidated financial statements requires management to make estimates, assumptions and judgments that affect the reported amount of assets and liabilities, and the reported amount of expenses during the period. Actual results may differ from these estimates. Estimates, assumptions, and judgments are reviewed on an ongoing basis. Revisions to accounting estimates are recognized on a prospective basis beginning from the period in which they are revised. Critical accounting estimates are used in the accounting for share-based payments and significant judgments are used when determining if there are any indicators of impairment on the coal properties.

subsequent events

1) Subsequent to the year ended December 31, 2025, the Company issued 20,992,800 shares pursuant to warrant exercise for a total proceed of $2,797,245 (C$3,824,542).

2) On January 16, 2026, the Company issued 6,465,000 incentive stock options to directors, officers, employees and consultants of the Company. The options are exercisable at a price of C$0.37 per share with an expiry date of January 16, 2031. 6,065,000 options vest 25% every six months over two years and 400,000 options vest 50% on May 16, 2026 and 50% on July 16, 2026.

Scorpio Gold Corporation

MANAGEMENT DISCUSSION AND ANALYSIS

For the Year Ended December 31, 2025

On March 31, 2026, the Company issued 200,000 incentive stock options to a consultant of the Company. The options are exercisable at a price of C$0.39 per share with an expiry date of March 31, 2031. The options vest 25% every three months over one year.

On April 10, 2026, the Company issued 1,700,000 incentive stock options to one employee and two consultants of the Company. The options are exercisable at a price of C$0.35 per share with an expiry date of April 10, 2031. The options vest 25% every six months over two years.

3) On January 14, 2026, the Company and Primus Resources L.C. (the “Optionor”) entered into a Property Option Agreement, according to which, the Company is granted the option to acquire 100% of thirty-two unpatented lode mining claims known as the Betty East Property, located in Nye County, Nevada (the “Property”), by making staged cash and share payments totaling $900,000, issuing 950,000 common shares of the Company, and incurring an aggregate of $1,000,000 in exploration expenditures on the Property over five years, as follows:

●	Pay $30,000 (paid) and issue 100,000 shares (issued) within five days following the later of the January 14, 2026 (the “Effective Date”) and January 22, 2026, the date on which the Company receives TSX Venture Exchange approval of the Agreement;
●	Pay $30,000 and issue 100,000 Shares on or before the 1st anniversary of the Effective Date;
●	Pay $30,000, issue 150,000 shares and incur $150,000 in exploration expenditures on or before the 2nd anniversary of the Effective Date;
●	Pay $50,000, issue 150,000 shares and incur $200,000 in exploration expenditures on or before the 3rd anniversary of the Effective Date;
●	Pay $50,000, issue 200,000 shares and incur $250,000 in exploration expenditures on or before the 4th anniversary of the Effective Date; and
●	Pay $710,000, issue 250,000 shares and incur $400,000 in exploration expenditures on or before the 5th anniversary of the Effective Date.

Upon the exercise of the Option, the Optionor will be granted a 2% net smelter returns royalty (the “NSR Royalty) on the Property, with the Company retaining the right to buy back one-half (1%) of the NSR Royalty by paying the Optionor an amount equal to the value of 500 ounces of .999 fine gold.

4) In February 2026, the Company’s wholly-owned subsidiary, Goldwedge, entered into an asset purchase agreement (the "Agreement") with Manhattan Metals Corp. ("Manhattan Metals") pursuant to which Goldwedge has agreed to sell the assets comprising its Manhattan Mill (the "Mill") in Nye County, Nevada (the "Sale Transaction").

The Manhattan Mill is a permitted mineral processing facility located on patented mining claims in the historic Manhattan mining district of Nye County, Nevada.

Pursuant to the Agreement, in exchange for C$750,000 in cash, Goldwedge has agreed to sell to Manhattan Metals the assets comprising the Mill. In connection with the sale, Manhattan Metals has been granted the right to relocate the Mill to a site of its choosing within 15 months of the closing of the Sale Transaction.

This Sale Transaction is an at arm’s length transaction. William Sheriff, a director of the Company, is also a director of Manhattan Metals, which is not considered a related entity.

Financal Instruments

In the normal course of business, the Company is inherently exposed to certain financial risks, including market risk, credit risk and liquidity risk, through the use of financial instruments. The timeframe and manner in which the Company manages these risks varies based upon management’s assessment of the risk and available alternatives for mitigating risk. The Company does not acquire or issue derivative financial instruments for trading or speculative purposes. All transactions undertaken are to support the Company’s operations. These financial risks and the Company’s exposure to these risks are provided in various tables in note 19 of our audited consolidated financial statements for the year ended December 31, 2025. For a discussion on the significant assumptions made in determining the fair value of financial instruments, refer also to note 2 of the financial statements for the year ended December 31, 2025.

Scorpio Gold Corporation

MANAGEMENT DISCUSSION AND ANALYSIS

For the Year Ended December 31, 2025

DISCLOSURE CONTROLS AND PROCEDURES AND INTERNAL CONTROLS OVER FINANCING REPORTING

In connection with National Instrument 52-109 (Certificate of Disclosure in Issuer’s Annual and Interim Filings) (“NI 52-109”) the Chief Executive Officer and Chief Financial Officer have filed a Venture Issuer Basic Certificate with respect to the financial information contained in the consolidated financial statements for the year ended December 31, 2025, and this accompanying MD&A (together the “Annual Filings”).

In contrast to the full certificate under NI 52-109, the Venture Issuer Basic Certificate does not include representations relating to the establishment and maintenance of disclosure controls and procedures and internal control over financial reporting, as defined in NI 52-109. For further information the reader should refer to the Venture Issuer Basic Certificates filed by the Company on SEDAR+ at www.sedarplus.ca.

Other Information

Additional information relating to the Company is available for viewing on SEDAR+ at www.sedarplus.ca and at the Company’s web site at www.scorpiogold.com.